Exhibit 99.1

Contact at the Company:	Contacts at Financial Dynamics:
Marc S. Goldfarb	Erica Pettit or Leigh Parrish
Senior Vice President & General Counsel	212-850-5600
201-337-9000
FOR IMMEDIATE RELEASE
RUSS BERRIE COMPLETES ACQUISITIONS OF LAJOBI AND COCALO
FOR INFANT & JUVENILE SEGMENT
Also Announces Closing of Expanded Senior Credit Facility
Oakland, N.J. — April 3, 2008 — Russ Berrie and Company, Inc. (NYSE: RUS) today announced that it has completed the acquisitions of LaJobi Industries, Inc. (“LaJobi”), a privately-held branded infant furniture and related products company based in Cranbury, N.J, and CoCaLo Inc. (“CoCaLo”), a privately-held infant bedding and accessory products company based in Costa Mesa, CA. The Company plans to maintain the individual brand identities and management structures of both LaJobi and CoCaLo.
Bruce G. Crain, Chief Executive Officer and President, commented, “We are very pleased to have completed these acquisitions and to welcome the talented personnel of both LaJobi and CoCaLo into the Russ Berrie family. These transactions represent a major step forward in executing our disciplined acquisition strategy for our Infant & Juvenile segment and are expected to be key growth drivers for our business going forward. We intend to leverage the design-led and branded products of these businesses to further advance our leadership in the market as we continue to capitalize on the positive trends in this industry.”
The combined purchase price of the two businesses paid at closing was approximately $63.0 million, which was financed with proceeds of the Company’s recently expanded senior credit facility. Each purchase is also subject to a previously disclosed potential earnout payment. The Company expects that both acquisitions will be accretive to 2008 earnings per share before any potential synergies.
The Company also announced that it had amended and restated its Infant & Juvenile segment credit facility, which now consists of a term loan in the amount of $100 million and a revolving credit facility of up to $75 million. As of the closing, the Company had outstanding the full amount of the term loan and approximately $31 million of the revolving credit facility.

Mr. Crain added, “Our expanded credit facility is a testament to the strength of our Infant & Juvenile business model, and will provide the financial flexibility to enable us to continue to pursue our strategic objectives.”
About LaJobi Industries, Inc.
Founded in 1993, LaJobi Industries, Inc. is a leading designer, manufacturer, marketer and distributor of branded infant furniture and related products across all three price point categories: high-end to smaller specialty stores and boutiques; mid-tier to larger specialty retail; and value-priced to mass-merchant, discount retailers. The Company also licenses brands such as Graco® for cribs and Serta® for crib mattresses. Substantially all of the Company’s products are manufactured and outsourced from independent factories in China, Vietnam and Thailand.
About CoCaLo, Inc.
Established in 1998, CoCaLo, Inc. is a leading manufacturer and distributor of infant bedding and accessory products under the brands of CoCaLo Baby, CoCaLo Couture and Baby Martex®. The privately-held company sells their products through leading retailers and online merchants in North America. The Orange County Business Journal named CoCaLo among the top 100 Fastest Growing Companies and Top Women-Owned Businesses in the Orange County, CA. CoCaLo is the recipient of the 2007 Reader’s Favorites Award in the Blanket Category from Baby & Children’s Product News.
About Russ Berrie and Company, Inc.
Founded in 1963, Russ Berrie and Company, Inc. and its subsidiaries engage in the design, development and distribution of branded products through its Infant & Juvenile segment and Gift segment. Its design-led products are sold primarily through mass market, toy, specialty, food, drug and other independent retailers worldwide.
The Infant & Juvenile segment currently sells its products under the Sassy® and KidsLine® brand names and select private label programs. Kids Line designs and markets infant bedding and related nursery accessories. Sassy offers products and collections such as infant development toys, bathing and baby care products. The businesses also license brands for select categories and markets including Disney®, Leap Frog™ and Carter’s®.
The Gift segment encompasses seasonal and everyday plush products. The Gift segment markets its products primarily under the RUSS® and APPLAUSE® brand names and also produces products in select markets and categories under licenses that include Shining Stars®, Raggedy Ann™, Curious George™, Simpsons™ and a variety of other well-recognized trademarks.
More information about the Company can be found at: www.russberrie.com.
Note: This press release contains certain forward-looking statements. Additional written and oral forward-looking statements may be made by the Company from time to time in Securities and Exchange Commission (SEC) filings and otherwise. The Private Securities Litigation Reform Act of 1995 provides a safe-harbor for forward-looking statements. These statements may be identified by the use of forward-looking words or phrases including, but not limited to, “anticipate”, “believe”, “expect”, “project”, “intend”, “may”, “planned”, “potential”, “should”, “will” or “would”. The Company cautions readers that results predicted by forward-looking statements, including, without limitation, those relating to the Company’s future business prospects, revenues, working capital, liquidity, capital needs, order backlog, interest costs and income are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements. Specific risks and uncertainties include, but are not limited to those set forth under Item 1A, “Risk Factors”, of the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.
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